Exhibit 99.2

HighPeak Energy, Inc. Announces Fourth Quarter and Full Year 2020 Results and 2021 Guidance

Fort Worth, Texas, Mar. 15, 2021 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced financial and operating results for the fourth quarter and full year 2020 and the 2021 operating plan. Presentation slides accompanying this earnings release are available on the Company’s website at www.highpeakenergy.com. The Company completed its business combination on August 21, 2020 and consequently, the following operational and financial data refer to periods from January 1, 2020 through August 21, 2020 (the “2020 Predecessor period”) and August 22, 2020 through December 31, 2020 (the “Successor period”), collectively representing the full year of 2020, compared with the period of January 1, 2019 through December 31, 2019 (the “2019 Predecessor period”).

Fourth Quarter and Full Year 2020 Highlights

●	Consummated the HighPeak business combination on August 21, 2020 and raised $102 million of equity capital in an extremely challenging market

●	Delivered strong well results from the Lower Spraberry and Wolfcamp A zones across the Company’s Flat Top acreage position

●

Fourth quarter 2020 average production of 3,332 barrels equivalent per day (“Boe/d”), with average production up 386% year over year.  Mid-March 2021 production was approximately 7,800 Boe per day and is continuing to increase as expected

●	Fifteen wells with an average lateral length of 12,275 feet were drilled during 2020

●	Demonstrated all-in well costs for drilling, completing, equipping and facilities of approximately $505 per lateral foot including drill and complete costs of approximately $400 per lateral foot.

●	Completed 18 wells during 2020 including 12 drilled uncompleted wells (“DUCs”) which the Company had in inventory at the closing of its business combination

●	Drilled and commissioned the Permian Basin’s first horizontal salt-water disposal well in the Ellenburger formation providing large volume disposal capability

●

Completed the buildout of the first phase of the Company-owned water disposal and transfer system in HighPeak’s Flat Top operating area which is expected to lower future operating costs per Boe. The system will also allow for future recycling of produced fluids which is expected to increase our capital efficiency

●

Increased proved reserves 96% year over year and increased proved developed reserves 107% year over year despite suspending the drilling program for six months due to COVID-19 and the related low commodity price environment

●	Fourth quarter 2020 realized price of $37.73 per Boe and a cash operating margin of $29.21 per Boe compared with an average spot oil price at Cushing of approximately $42.66 per barrel

●	Ended 2020 with an undrawn revolving credit facility and an approximate $20 million cash balance

●	No federal lease exposure

HighPeak Chairman and Chief Executive Officer, Jack Hightower, said, “Although 2020 was an exceptionally difficult year for the industry, HighPeak was able to complete several remarkable achievements.  During the year, we completed our business combination, raised over $100 million of capital in a very difficult equity market and positioned the Company for continued growth while maintaining a strong, debt-free balance sheet.”

Mr. Hightower continued, “Our well performance has met and, in many cases, exceeded our expectations.  Our mid-March 2021 production of approximately 7,800 Boe per day is more than double our fourth quarter average.  As we continue our one rig development program, we anticipate our production to steadily increase.”

Operational Update

During the 2020 Successor period, the Company focused on completing and placing on production its inventory of 12 DUCs with completion activities beginning in September 2020 and continuing throughout the year.  The Company also initiated a one rig drilling program in September 2020.  As of mid-March 2021, the Company has completed and turned 14 wells on production since closing the business combination on August 21, 2020 including five (5) Lower Spraberry and nine (9) Wolfcamp A wells.  Two of the wells drilled during the first quarter were drilled in the Company’s Signal Peak area including one well in the Wolfcamp C zone and one well in the Wolfcamp D zone.  Both of the Signal Peak wells are expected to be completed in the 2021 second quarter.

During the fourth quarter of 2020, HighPeak’s production averaged 3,332 Boe per day including 2,979 barrels of oil per day.  HighPeak’s 2020 fourth quarter production stream was 89% oil and 5% natural gas liquids, or 94% liquids.  Mid-March 2021 production has increased to approximately 7,800 Boe per day despite the delays caused by extended freezing temperatures, widespread power outages and road closures which caused HighPeak to temporarily shut in most of its production.

The Company’s operating costs (“LOE”) were $6.47 per Boe and cash G&A expense was approximately $2.0 million in the Company’s 2020 fourth quarter.

With our focus on lowering our operating expenses, increasing our capital efficiency and commensurate with our ESG initiatives, HighPeak began construction and completed phase one of its 100% Company-owned water disposal and transportation system in its Flat Top operating area.  This is the first phase of an extensive water handling, disposal and recycle infrastructure system that the Company expects to be completed during 2021.

Mike Hollis, HighPeak’s President, said, “We have continued to innovate and improve our capital and operational efficiency since the closing of the business combination. Our average $400 per lateral foot for drill and complete costs and average $505 per lateral foot for all-in costs (drill, complete, equip and facilities costs) are best-in-class.  Our capital efficiency combined with our high oil cut and premier acreage position, result in industry leading returns on investment and cash margins.  We expect further capital and operating efficiencies as we continue to develop our infrastructure and properties. We are very excited to complete our Signal Peak Wolfcamp C and Wolfcamp D wells in the coming months.  I could not be more proud of what our organization has accomplished in such a short period of time especially considering the challenges brought on by the unprecedented COVID-19 pandemic.”

Environmental, Social and Governance: Recent and Expected Activities

During the short time since the closing of the business combination, the Company has added substantial water infrastructure and is positioned to begin recycling water in 2021, demonstrating our commitment to the sustainable development of our natural resources. HighPeak has taken several actions through the date of this release and intends to implement several actions throughout the remainder of 2021 to (i) safeguard the environment, (ii) protect the health and safety of our employees and the communities in which we live and operate and (iii) continue to implement best-in-class governance.

●	Formed an ESG Committee of the Board of Directors in January 2021 with the goal of continuing improving the sustainable long-term development of the Company’s natural resources

●	Completed the buildout of a water disposal and transfer infrastructure system in the northern portion of the Company’s Flat Top area to reduce truck traffic and environment impact

●	Plan to extend the buildout of the Company’s water infrastructure system to the southern portion of its Flat Top area during 2021

●	Completed the Permian Basin’s first large volume capacity horizontal Ellenburger disposal well during the 2020 fourth quarter

●

Plan to begin recycling produced water for use in the Company’s drilling and completion activities during 2021, which combined with the increased use of non-potable water, will substantially reduce the Company’s use of fresh water

●

During 2020, flaring from our properties was limited with most of the flaring associated with third-party disruptions.  During 2021, the Company intends to buildout the infrastructure necessary to eliminate flaring under standard operating conditions

●

Anticipate building out an oil gathering system in the Company’s Flat Top area in 2021 to connect our central tank batteries to LACT units and pipelines, thereby reducing truck traffic and surface disturbance

●	The Company had no recordable safety incidents in 2020

●	Although HighPeak is a “controlled company” under Nasdaq Global listing rules, a majority of the Company’s seven (7) directors are independent

●	Two (2) of the Company’s directors self-identify as diverse, meeting the proposed Nasdaq Global listing rules

Mr. Hollis, continued, “HighPeak has taken several actions and has numerous additional measures planned throughout the year to ensure we are a leader and a premier operator for the sustainable development of our oil and gas reserves.”

2020 Financial Results

HighPeak reported a net loss of $4.9 million for the fourth quarter of 2020, or $0.05 per diluted share.  The 2020 fourth quarter net loss includes an abandonment charge of $4.8 million for non-core leases not included in the Company’s long-term drilling plan.  EBITDAX (a non-GAAP financial measure as defined and reconciled below) was $7.0 million, or $0.08 per diluted share.

Fourth quarter average realized prices were $40.87 per barrel of oil, $19.77 per barrel of natural gas liquids and $1.34 per Mcf of natural gas, resulting in an overall price of $37.73 per barrel of oil equivalent (“Boe”).  HighPeak’s cash operating costs for the fourth quarter were $14.91 per Boe including lease operating expenses of $6.47 per Boe, production and ad valorem taxes of $2.05 per Boe and cash G&A expenses of $6.39 per Boe.  HighPeak expects its cash operating expenses per Boe to decline as it completes its water and power infrastructure projects and continues to build additional scale.

HighPeak’s full year capital expenditures to drill, complete, equip and provide facilities was approximately $101.7 million.  In addition, the Company incurred capital expenditures of approximately $17.1 million for building water and power infrastructure, land related expenses and other expenses.

At December 31, 2020, the Company had no debt and approximately $20 million of cash.  In March 2021, the Company’s borrowing base and bank commitments were increased to $50 million, subject to finalization of customary documentation.

2020 Year-End Proved Reserves

HighPeak reported a 96% increase in year-end 2020 total proved reserves to 22.5 MMBoe, consisting of 84% oil, 10% natural gas liquids and 6% natural gas. Proved developed reserves increased 107% to 10.3 MMBoe (46% of the Company’s total proved reserves) reflecting continued success of the Company’s horizontal drilling program focused on the Wolfcamp A and Lower Spraberry formations in the Company’s Flat Top operating area. Cawley, Gillespie & Associates, Inc., an independent reserve engineering firm, prepared the Company’s year-end reserve estimates.

Securities and Exchange Commission (“SEC”) required pricing for 2020 was $39.57 per barrel of oil and $1.985 per MMBtu of natural gas, adjusted for price differentials, down 29% and 23% respectively compared with 2019 SEC pricing. Natural gas liquids realized pricing for the Company’s 2020 proved reserve report was $12.27 per barrel, down 42% compared with $21.17 per barrel pricing used in the Company’s 2019 year-end reserve report. Under 2020 SEC pricing, the Company’s PV-10 was $235 million at year-end 2020, an increase of 67%, compared with $141 million at year-end 2019.

Using flat prices of $63.00 per barrel oil, $3.00 per MMBtu of natural gas, adjusted for differentials, and an estimated realized price of $19.52 per barrel of natural gas liquids, the Company’s estimated 2020 year-end proved reserves were 23.4 MMBoe (84% oil, 94% liquids). Under this pricing scenario, the Company’s 2020 year-end PV-10 reserve value increases to approximately $490 million, including approximately $292 million for proved developed reserves.

Mr. Hightower, continued, “Although we paused our drilling program beginning in March 2020 for six (6) months due to the low commodity price environment, HighPeak almost doubled its proved reserves year over year.  The rapid increase in our PV-10 reserve value demonstrates the quality, productivity and high-margin characteristics of our acreage position.”

2021 Financial and Operational Plan

HighPeak’s 2021 capital budget is focused on the efficient development of its highly productive 51,000 net acre position in Howard County, Texas.  The Company plans to operate one rig on average throughout 2021 with a primary focus on the co-development of its Lower Spraberry and Wolfcamp A formations. Additionally, we will continue the buildout of our water and power infrastructure.

The Company expects capital investment of approximately $135 to $150 million, excluding non-budgeted acquisitions, during 2021.  The capital program includes $115 to $125 million for drill, complete, equip and facilities costs.  The Company anticipates drilling 20 to 24 gross wells with average lateral lengths between 11,500 and 12,000 feet.  The capital budget also includes $20 to $25 million for the continued build out of the Company’s infrastructure, expenditures for leasehold acquisitions and extensions, and other expenses.

The Company expects the impact of its late 2020 capital program and its 2021 capital program to significantly increase production and lower its operating costs per Boe, thereby increasing margins and cash flow for the year. The Company anticipates 2021 full-year average production to be 10.5 to 12.0 MBoe per day, which includes the impact of the February winter storm in West Texas. At the midpoint, 2021 production is anticipated to be an increase of 480% over 2020 average production.

Jack Hightower, continued, “We will focus on development of our acreage position, continued infrastructure buildout and ESG commitment during 2021.  The low capital cost, low operating cost and substantial value creation characteristics of our assets enable us to rapidly increase our production and cash flow while maintaining low leverage.  At mid-March 2021 oil prices of $63 per barrel, we expect to generate great returns on our development drilling program.  We constantly monitor the commodity price environment and remain flexible to increase or decrease our development activity as prices change.  The quality of our assets and our large inventory of high rate of return drilling locations provide us with the rare combination of increasing production, cash flow and value while maintaining a conservative balance sheet.  With the strong momentum created since the closing of our business combination and the recent increase in oil prices, we expect to achieve significant production and proved reserve growth with a single rig program in 2021.”

2021 Guidance – One Rig Program

Production:
Net production – MBoe per day	10.5 to 12.0
December 2021 production – MBoe per day	12.0 to 14.0

Capital Expenditures:
Capital Expenditures: DCE&F	$115 - $125 million
Capital Expenditures: Infrastructure/Land/Other	$20 - $25 million
Capital Expenditures: Total	$135 - $150 million

Gross Operated Wells Drilled	20 – 24
Average Gross Lateral Length	11,500’ – 12,000’
Gross horizontal D,C,E&F/ft	$500 – $550(1)

(1)	Based on an average lateral length of 12,250 feet per well

2021 HighPeak Priorities:

●	Significant production and reserves growth while maintaining a conservative balance sheet
●	Continued focus on low-cost structure and leading margins by aggressively managing DCE&F, LOE and G&A
●	Sustain leading EBITDAX margins driven by high oil cuts and a low-cost structure
●	Committed to continued improvement of our environmental, social and governance metrics

Conference Call

HighPeak Energy will host a conference call and webcast on Thursday, March 18, 2021 at 10:00 a.m. Central Time for investors and analysts to discuss its results for the fourth quarter and full year of 2020 as well as provide an overview of recent activities and its 2021 operating plan.  Conference call participants may call (833) 362-0226 (United States/Canada) or (914) 987-7683 (International) and enter confirmation code 2656449.  A replay will also be available on the website following the call.

When available, a copy of the Company’s earnings release, investor presentation and Annual Report on Form 10-K can be found on its website at www.highpeakenergy.com.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "believes," "plans," "expects," "anticipates," "forecasts," "intends," "continue," "may," "will," "could," "should," "future," "potential," "estimate" or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. ("HighPeak Energy," the "Company" or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control.

These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease 2019 (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquid and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's combined Registration Statement on Form S-4 and Form S-1, declared effective by the SEC on August 7, 2020 and initially filed with the SEC on December 2, 2019 (File No. 333-235313) (the “Registration Statement”), the Company’s 2020 Annual Report on Form 10-K, when available, and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. See "Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Part I, Item 3. Quantitative and Qualitative Disclosures About Market Risk" and "Part II, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the period ended September 30, 2020, "Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” in the Registration Statement and the Company’s Annual Report on Form 10-K, when available,  for a description of various factors that could materially affect the ability of HighPeak Energy to achieve the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no duty to publicly update these statements except as required by law.

Reserve Information

Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. Reserves estimates included herein may not be indictive of the level of reserves or PV-10 value of oil and natural gas production in the future, as they are based on prices significantly higher than current commodity prices. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact HighPeak’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Unless otherwise indicated, reserve estimates shown herein are based on a reserve report as of December 31, 2020 prepared by Cawley, Gillespie & Associates, Inc., the Company’s independent reserve engineering firm, and were prepared in accordance with current SEC rules and regulations regarding reserve reporting. In addition, this news release includes reserve estimates prepared based on specified management parameters, referred to herein as “flat” pricing. HighPeak believes that the use of flat pricing provides useful information about its reserves, as the flat prices reflect what management believes to be reasonable assumptions as to future commodity prices over the productive lives of its properties. However, HighPeak cautions you that the index pricing used in preparing the reserve report is not necessarily a projection of future oil and natural gas prices, and should be carefully considered in addition to, and not as a substitute for, SEC prices, when considering HighPeak’s oil, natural gas and NGL reserves.

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Balance Sheet Data
(In thousands)

	Successor	Predecessors
	December 31, 2020	December 31, 2019
Cash and cash equivalents	$19,552	$22,711
Other current assets	13,743	69,315
Oil and natural gas properties, net	502,636	405,374
Other assets	1,999	508
Total assets	$537,930	$497,908

Current liabilities	$22,435	$30,980
Long-term debt	-	-
Other long-term liabilities	41,269	2,212

Stockholders' equity
Common stock	9	-
Additional paid-in capital	581,426	-
Accumulated deficit	(107,209)	-
Partners' capital	-	464,716
Total stockholders' equity	474,226	464,716
Total liabilities and stockholders' equity	$537,930	$497,908

HighPeak Energy, Inc.
Unaudited Condensed Consolidated and Combined Statements of Operations
(in thousands, except per share data)

			Year Ended December 31, 2020
	Successor	Predecessors	Successor	Predecessors
	Quarter Ended December 31, 2020	Quarter Ended December 31, 2019	August 22, 2020 through December 31, 2020	January 1, 2020 through August 21, 2020	Year Ended December 31, 2019
Operating Revenues:
Crude oil sales	$11,201	$3,695	$15,988	$8,069	$7,849
Natural gas and NGL sales	365	163	412	154	266
Total operating revenues	11,566	3,858	16,400	8,223	8,115
Operating Costs and Expenses:
Oil and natural gas production	1,982	1,578	2,653	4,870	3,372
Production and ad valorem taxes	629	188	886	566	449
Exploration and abandonments	4,966	33	5,032	4	2,850
Depletion, depreciation and amortization	7,550	1,612	9,877	6,385	4,269
Accretion of discount on asset retirement obligations	36	34	51	89	72
General and administrative	1,959	6,159	2,775	4,840	8,682
Stock based compensation	1,268	-	15,776	-	-
Total operating costs and expenses	18,390	9,604	37,050	16,754	19,694
Loss from operations	(6,824)	(5,746)	(20,650)	(8,531)	(11,579)
Interest income	5	-	6	-	-
Other expense	(8)	-	(8)	(76,503)	-
Loss before income taxes	(6,827)	(5,746)	(20,652)	(85,034)	(11,579)
Income tax benefit	(1,914)	-	(4,223)	-	-
Net loss	$(4,913)	$(5,746)	$(16,429)	$(85,034)	$(11,579)
Earnings per share:
Basic net loss	$(0.05)		$(0.18)
Diluted net loss	$(0.05)		$(0.18)

Weighted average shares outstanding:
Basic	91,646		91,629
Diluted	91,646		91,629

HighPeak Energy, Inc.
Unaudited Condensed Consolidated and Combined Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2020
	Successor	Predecessors
	August 22, 2020 through December 31, 2020	January 1, 2020 through August 21, 2020	Year Ended December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,429)	$(85,034)	$(11,579)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Exploration and abandonment expense	4,854	4	2,850
Depletion, depreciation and amortization expense	9,877	6,385	4,269
Accretion expense	51	89	72
Stock based compensation expense	15,776	-	-
Amortization of debt issuance costs	4	-	-
Loss on terminated acquisition	-	76,500	-
Deferred income taxes	(1,047)	-	-
Changes in operating assets and liabilities:
Accounts receivable	(5,177)	844	70
Inventory and other current assets	(506)	(196)	(209)
Accounts payable and accrued liabilities	(1,990)	(2,694)	3,755
Net cash provided by (used in) operating activities	5,413	(4,102)	(772)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(64,947)	(49,364)	(60,998)
Changes in working capital associated with oil and natural gas property additions	(5,666)	7,348	24,682
Acquisitions of oil and natural gas properties	(1,181)	(3,338)	(10,918)
Issuance of notes receivable	-	(7,482)	(4,193)
Other property additions	(145)	(50)	(7)
Extension payment on acquisition	-	(15,000)	-
Net cash used in investing activities	(71,939)	(67,886)	(51,434)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock offering	92,554	-	-
Stock offering costs	(8,114)	-	-
Cash acquired from non-successors in HighPeak business combination	100	-	-
Debt issuance costs	(405)	-	-
Contributions from partners	-	54,000	74,023
Deemed distributions to partners	-	(2,780)	-
Net cash provided by financing activities	84,135	51,220	74,023
Net increase (decrease) in cash and cash equivalents	17,609	(20,768)	21,817
Cash and cash equivalents, beginning of period	1,943	22,711	894
Cash and cash equivalents, end of period	$19,552	$1,943	$22,711

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Successor	Predecessors
	Quarter Ended December 31,
	2020	2019
Sales Volumes:
Oil (Bbls)	274,064	66,072
NGLs (Bbls)	15,917	n/a
Natural gas (Mcf)	99,591	79,871
Total (Boe)	306,580	79,384

Daily Sales Volumes:
Oil (Bbls/d)	2,979	718
NGLs (Bbls/d)	173	n/a
Natural gas (Mcf/d)	1,083	868
Total (Boe/d)	3,332	863

Revenues (in thousands):
Oil sales	$11,201	$3,695
NGL and natural gas sales	366	163
Total Revenues	$11,567	$3,858

Average sales price:
Oil (per Bbl)	$40.87	$55.92
NGL (per Bbl)	19.77	n/a
Natural gas (per Mcf)	1.34	2.04
Total (per Boe)	$37.73	$48.60

Weighted Average NYMEX WTI ($/Bbl)	$42.56	$56.96
Weighted Average NYMEX Henry Hub ($/Mcf)	2.69	2.50
Realization to benchmark
Oil (per Bbl)	96%	98%
Natural gas (per Mcf)	50%	82%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$1,983	$1,578
Production and ad valorem taxes	628	188
Depletion, depreciation and amortization	7,550	1,612
General and administrative expenses	1,959	6,159

Operating costs per Boe:
Lease operating expenses	$6.47	$19.88
Production and ad valorem taxes	2.05	2.37
Depletion, depreciation and amortization	24.63	20.31
General and administrative expenses	6.39	77.59

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Year Ended December 31, 2020
	Successor	Predecessors
	August 22, 2020 through December 31, 2020	January 1, 2020 through August 21, 2020	Year Ended December 31, 2019
Sales Volumes:
Oil (Bbls)	398,232	235,557	145,464
NGLs (Bbls)	17,666	20,024	n/a
Natural gas (Mcf)	112,057	87,258	138,876
Total (Boe)	434,575	270,123	168,610

Daily Sales Volumes:
Oil (Bbls/d)	3,017	1,007	399
NGLs (Bbls/d)	134	86	n/a
Natural gas (Mcf/d)	849	373	380
Total (Boe/d)	3,292	1,154	462

Revenues (in thousands):
Oil sales	$15,988	$8,069	$7,849
NGL and natural gas sales	412	154	266
Total Revenues	$16,400	$8,223	$8,115

Average sales price:
Oil (per Bbl)	$40.15	$34.26	$53.96
NGL (per Bbl)	19.44	9.31	n/a
Natural gas (per Mcf)	1.45	0.52	1.92
Total (per Boe)	$37.74	$30.44	$48.13

Weighted Average NYMEX WTI ($/Bbl)	$41.82	$35.17	$57.03
Weighted Average NYMEX Henry Hub ($/Mcf)	2.65	1.76	2.63
Realization to benchmark
Oil (per Bbl)	96%	97%	95%
Natural gas (per Mcf)	55%	30%	73%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$2,653	$4,870	$3,372
Production and ad valorem taxes	886	566	449
Depletion, depreciation and amortization	9,877	6,385	4,269
General and administrative expenses	2,776	4,840	8,682

Operating costs per Boe:
Lease operating expenses	$6.10	$18.03	$20.00
Production and ad valorem taxes	2.04	2.10	2.66
Depletion, depreciation and amortization	22.73	23.64	25.32
General and administrative expenses	6.39	17.92	51.49

HighPeak Energy, Inc.
Unaudited Reconciliation of Net Loss to EBITDAX
(in thousands)

			Year Ended December 31, 2020
	Successor		Successor	Predecessors
	Quarter Ended December 31, 2020	Quarter Ended December 31, 2019	August 22, 2020 through December 31, 2020	January 1, 2020 through August 21, 2020	Year Ended December 31, 2019
Net loss attributable to common stockholders	$(4,913)	$(5,746)	$(16,429)	$(85,034)	$(11,579)
Income tax benefit	(1,914)	-	(4,223)	-	-
Depletion, depreciation and amortization	7,550	1,612	9,877	6,385	4,269
Stock based compensation	1,268	-	15,776	-	-
Exploration and abandonment expense	4,966	33	5,032	4	2,850
Accretion on asset retirement obligation	36	34	51	89	72
Interest income	(5)	-	(6)	-	-
Interest expense	8	-	8	-	-
Other expense (loss on terminated acquisition)	-	-	-	76,500	-
EBITDAX	$6,996	$(4,067)	$10,086	$(2,056)	$(4,388)

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.